UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 22, 2008
IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-49839 (Commission File Number)	45-0478605 (I.R.S. Employer Identification No.)

60 Hampshire Street Cambridge, MA	02139 (Zip Code)
(Address of principal executive offices)
(617) 995-9800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
     At a meeting of the Compensation Committee of the Board of Directors of Idenix Pharmaceuticals, Inc. (the “Company”) held on February 22, 2008, the Committee authorized the payment of annual bonus awards to the Company’s executive officers (other than Jean-Pierre Sommadossi, the Company’s Chief Executive Officer) identified below for services rendered during the year ended December 31, 2007. Additionally, the Committee approved annual base salaries and targets for cash bonus and equity incentives for 2008 for each of these executive officers. The Committee proposed a recommendation to the Company’s Board of Directors (the “Board”) regarding Dr. Sommadossi’s annual bonus award for services rendered during 2007 and his base salary and targets for cash bonus and equity incentives for 2008.
     At a subsequent meeting of the Board also held on February 22, 2008, the Board authorized the payment of an annual bonus award to Dr. Sommadossi for services rendered during the year ended December 31, 2007 and approved his annual base salary and targets for cash bonus and equity incentives for 2008 based upon the Committee’s recommendation. The Committee and the Board’s respective determinations were made following a comprehensive review of the level of achievement of both corporate and individual performance goals for the year ended December 31, 2007.
     Identified below is the 2007 cash bonus award and 2008 annual base salary, target cash bonus and equity incentive data with respect to each of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K), other than Guy Macdonald, the Company’s former Executive Vice President, Operations, who ceased to be an officer of the Company on December 31, 2007. For each named executive officer, the 2007 cash bonus was based on the Company’s performance of corporate goals related to preclinical, clinical, regulatory and financial targets. In addition to these corporate goals, which were applicable to all of the Company’s executive officers, individual performance goals specific to each executive officer were also considered.
     Each executive officer named below is a party to an employment agreement or written employment arrangement with the Company. These agreements and arrangements have been filed as exhibits to the Company’s annual and quarterly reports on file with the Securities and Exchange Commission. These agreements and arrangements provide for the annual payment of bonuses in a range from zero to 200% of the target amount, dependent upon achievement of the previously determined performance goals. The bonus targets for each officer were established in the respective employment agreements and arrangements. To the extent that such bonus targets increase, the newly increased bonus target amount becomes the minimum bonus target amount for all future periods remaining during the term of the employment agreement.

	2007	2008
				Target
	Cash	Base	Target Bonus	Option Award
Named Executive Officer	Bonus ($)	Salary ($)	(% of base salary)	(shares)
Jean-Pierre Sommadossi	$250,000	$580,000	60%	150,000
Chief Executive Officer

Ronald C. Renaud, Jr.	$74,333 *	$350,200	50%	40,000
Chief Financial Officer

Douglas L. Mayers	$112,500	$330,000	50%	40,000
Executive Vice President and Chief Medical Officer

John F. Weidenbruch	$82,688	$324,450	35%	30,000
Executive Vice President and General Counsel
* Mr. Renaud’s 2007 cash bonus was pro-rated based upon his hire date, June 29, 2007.
Additional information regarding compensation of executive officers will be included in Idenix’s proxy statement to be filed in connection with its Annual Meeting of Stockholders to be held on June 3, 2008.

Item 9.01.	Financial Statements and Exhibits
(c) Exhibits
     None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.
Date: February 28, 2008	By:	/s/ Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.
Chief Financial Officer